Exhibit 99.1

FOR IMMEDIATE RELEASE

For: United Fire & Casualty Company

118 Second Avenue SE, PO Box 73909

Cedar Rapids, Iowa 52407-3909

Contact: John A. Rife, President/CEO, 319-399-5700

United Fire & Casualty Company Reports Record Earnings in 2003

•	Fourth quarter net income totaled $16.7 million, or $1.54 per share

•	Fourth quarter net operating income* was $1.45 per share

•	Fourth quarter total revenues were $151.9 million

•	2003 net income totaled $55.6 million, or $5.06 per share

•	2003 net operating income increased to $5.17 per share

•	2003 revenues increased 12 percent to $573.3 million

•	Book value of $37.23 per share as of December 31, 2003

CEDAR RAPIDS, IA – February 13, 2004 – United Fire & Casualty Company (Nasdaq: UFCS) today reported fourth quarter 2003 net income of $16.7 million, or $1.54 per share (after providing for the dividend on convertible preferred stock), which includes net realized investment gains (before tax) of $1.4 million. Net income for the fourth quarter of 2002 was $3.1 million, or $.18 per share, after providing for the dividend on convertible preferred stock. Net income for the fourth quarter included net realized investment losses (before tax) of $2.7 million. Fourth quarter diluted earnings were $1.41 per share and $.18 per share for 2003 and 2002, respectively.

The overall improvement in fourth quarter net income was primarily the result of property and casualty premium rate increases in 2002 and the continuation of these pricing increases into 2003, favorable experience in catastrophe and non-catastrophe losses and a decrease in investment write-downs as compared to the prior year.

Net operating income for the fourth quarter of 2003 was $14.5 million (after providing for the dividend on convertible preferred stock), or $1.45 per share. Net operating income for the fourth quarter of 2002 was $3.6 million (after providing for the dividend on convertible preferred stock), or $.36 per share.

Total revenues were $151.9 million in the fourth quarter of 2003, an increase of $15.9 million, or 12 percent, over the fourth quarter of 2002. Fourth quarter 2003 premiums earned were $122.1 million, compared to $110.5 million in the fourth quarter of 2002. Net realized investment gains were $1.4 million in the fourth quarter of 2003, compared to net realized investment losses of $2.7 million in the fourth quarter of 2002. Investment income was $28.2 million in the fourth quarter of 2003, a 2 percent increase from the fourth quarter of 2002.

Pre-tax catastrophe losses, net of reinsurance, of $.7 million for the fourth quarter of 2003 added .6 points to the combined ratio, resulting in an after-tax earnings reduction of $.04 per share. In comparison, pre-tax catastrophe losses, net of reinsurance, of $8.9 million for the fourth quarter of 2002 added 8.5 points to the combined ratio, resulting in an after-tax earnings reduction of $.57 per share.

“The fourth quarter was an exceptional quarter, contributing to our record-breaking earnings for the year,” said President & CEO John A. Rife. “We experienced solid gains in our operating results throughout 2003 due to disciplined underwriting, adequate pricing and of course, a little good luck. The performance of both business segments contributed to our overall earnings, with the most significant contribution from our property and casualty segment. Favorable experience in catastrophe and non-catastrophe losses contributed to the property and casualty segment’s positive fourth quarter results. In addition to the favorable loss experience, property and casualty lines premium rate increases initiated in 2002 and continued into 2003 have also contributed to the strong results achieved in the fourth quarter. Although we have experienced an overall leveling of property premium rate increases during the fourth quarter of 2003, we expect the difficult risks in both our property and casualty lines of business to remain subject to premium rate increases. We can be sure that competitive conditions within the industry will present challenges in 2004, but we’re confident that our philosophy of good business from good agents at an adequate price will see us through.”

*	Measures used in this release that are not based on accounting principles generally accepted in the United States (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measures in the “Non-GAAP Financial Measures” section at the end of this release.

UNITED FIRE & CASUALTY COMPANY AND SUBSIDIARIES

Financial Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands, except per share data and number of shares)	2003	2002	2003	2002
Revenues
Net premiums written	$113,842	$106,277	$480,583	$446,825

Net premiums earned	$122,137	$110,499	$464,595	$417,286
Investment income, net	28,247	27,688	108,540	105,553
Realized investment gains (losses)	1,409	(2,685)	(1,691)	(13,801)
Other income	65	422	1,841	1,839

Total Revenues	151,858	135,924	573,285	510,877
Benefits, Losses and Expenses
Losses and settlement expenses	74,353	82,773	288,718	295,980
Increase in liability for future policy benefits	1,944	1,236	7,318	5,708
Amortization of deferred policy acquisition costs	25,708	19,878	95,773	79,669
Other underwriting expenses	11,549	15,690	45,119	51,732
Interest on policyholders’ accounts	14,226	13,272	56,459	51,735

Total Benefits, Losses and Expenses	127,780	132,849	493,387	484,824

Income before income taxes	24,078	3,075	79,898	26,053

Federal income taxes	7,420	19	24,324	5,267

Net income	$16,658	$3,056	$55,574	$20,786

Net operating income	$15,742	$4,803	$56,673	$29,757

Net operating income after preferred dividends	$14,544	$3,602	$51,931	$26,657

Weighted average shares outstanding	10,039,903	10,037,344	10,038,312	10,037,052

Basic earnings per common share	$1.54	$0.18	$5.06	$1.76

Diluted earnings per common share	$1.41	$0.18	$4.72	$1.76

Cash dividends declared per common share	$0.20	$0.19	$0.77	$0.73

Following is a discussion of our results for 2003.

For the year ended December 31, 2003 net income was $55.6 million, or $5.06 per share. For the year ended December 31, 2002, net income was $20.8 million, or $1.76 per share. Diluted earnings for the twelve-month periods ended December 31, 2003 and 2002, were $4.72 per share and $1.76 per share, respectively. For the year ended December 31, 2003, net operating income was $51.9 million, or $5.17 per share, versus net operating income of $26.7 million, or $2.66 per share, for the year ended December 31, 2002. Net realized investment losses (before tax) were $1.7 million in 2003, compared to $13.8 million in 2002.

The overall improvement in net income was primarily the result of property and casualty premium rate increases in 2002 and the continuation of these pricing increases into 2003, a decrease in losses and loss adjustment expenses (primarily in the fire and allied lines business) and a decrease in investment write-downs as compared to the prior year.

Pre-tax catastrophe losses, net of reinsurance, for the twelve-month period ended December 31, 2003 were $17.6 million, which added 4.1 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings reduction of $1.14 per share. For the same period of 2002, pre-tax catastrophe losses were $18.0 million, which added 4.6 points to the combined ratio. These catastrophe losses resulted in an after-tax earnings reduction of $1.17 per share.

Following is a discussion of fourth quarter 2003 results for each business segment.

Property and casualty insurance segment

In the fourth quarter of 2003, our property and casualty insurance segment’s pre-tax income was $17.6 million, compared to a pre-tax loss of $.6 million in the fourth quarter of 2002. The improvement in pre-tax income was the result of premium rate increases, a decrease in non-catastrophe claims frequency and favorable catastrophe experience. This improvement was offset to some extent by higher deferred acquisition cost asset amortization.

Net premiums written in the fourth quarter of 2003 were $106.1 million, compared to $99.5 million in the fourth quarter of 2002. Net premiums earned in the fourth quarter of 2003 were $114.9 million, compared to $103.8 million in the fourth quarter of 2002. The strong results in both net premiums written and net premiums earned are due primarily to premium rate increases in 2002 and 2003.

The loss ratio, which includes loss adjustment expenses, was 61.9 percent for the fourth quarter of 2003, versus 76.7 percent for the fourth quarter of 2002. The improvement in the loss ratio is primarily attributable to an increase in premium rates, a decrease in non-catastrophe claims frequency and favorable catastrophe experience. Our fourth quarter catastrophes of $.7 million were significantly lower than catastrophes we have experienced in previous fourth quarters. This improvement is primarily attributable to favorable weather conditions in the areas where we write business.

The expense ratio improved to 30.5 percent in the fourth quarter of 2003, compared to 31.2 percent in the fourth quarter of 2002. This improvement was primarily the result of the continuation of the premium rate increases initiated in 2002. Because of these premium rate increases, our 2003 earned premiums increased without a corresponding increase in underwriting expenses.

Rife commented, “The annual results in our property and casualty segment were outstanding, with improvements in nearly every major line of business. Our company generated an underwriting profit in each quarter of 2003, which contributed to an increase in our stockholders’ equity to nearly $374 million. We have successfully completed the consolidation of our personal lines business to the home office in Cedar Rapids, Iowa, which we believe will enable us to provide more consistent and efficient service to our agents and policyholders. Our main goal for the property and casualty segment in 2004 is a continuation of our philosophy of being a company which focuses on disciplined underwriting and adequate pricing.”

Property & Casualty Insurance Financial Results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2003	2002	2003	2002
Revenues
Net premiums written	$106,070	$99,530	$450,483	$418,347

Net premiums earned	$114,931	$103,788	$434,966	$389,413
Investment income, net	7,992	7,263	27,326	27,744
Realized investment gains (losses)	824	(58)	1,283	(1,635)
Other income	18	399	1,706	1,730

Total Revenues	123,765	111,392	465,281	417,252

Benefits, Losses and Expenses
Losses and settlement expenses	71,115	79,626	271,609	280,021
Amortization of deferred policy acquisition costs	25,006	18,253	87,320	70,764
Other underwriting expenses	10,083	14,151	39,406	45,616

Total Benefits, Losses and Expenses	106,204	112,030	398,335	396,401

Income (loss) before income taxes	17,561	(638)	66,946	20,851

Federal income taxes (benefit)	5,341	(1,326)	19,929	3,378

Net income	$12,220	$688	$47,017	$17,473

Life insurance segment

In the fourth quarter of 2003 our life insurance segment recorded pre-tax income of $6.5 million, compared to pre-tax income of $3.7 million for the fourth quarter of 2002. The improvement was primarily attributable to recording no investment write-downs in the fourth quarter of 2003, compared to investment write-downs of $1.8 million in the fourth quarter of 2002. The decrease in investment write-downs contributed to the recognition of a net realized investment gain of $.6 million in the fourth quarter of 2003, compared to a $2.6 million net realized investment loss in the fourth quarter of 2002. Net premiums earned in the fourth quarter of 2003 were $7.2 million compared to $6.7 million in the fourth quarter of 2002. These improvements in our life insurance segment’s fourth quarter revenues were accompanied by decreases in both its other underwriting expenses and amortization of deferred policy acquisition costs, which were attributable to lower annuity volume in 2003 than in 2002.

These improvements in our life insurance segment’s quarterly results were offset to some extent by increases in losses and settlement expenses, provision for liability for future policyholder benefits and interest credited on policyholder accounts in the fourth quarter of 2003, when compared to the fourth quarter of 2002.

Historically, the principal product of our life insurance segment has been the single premium deferred annuity. Pursuant to accounting principles generally accepted in the United States, annuity deposits are not reflected in net premiums earned. Rather, annuity deposits are recorded as liabilities for future policyholder benefits. Revenues for annuities consist of policy surrender charges and investment income earned on policyholder deposits. In the fourth quarter of 2003, annuity deposits were $1.4 million, compared to $46.6 million in the fourth quarter of 2002. The decrease in annuities written was the result of the temporary suspension of new fixed annuity business discussed below. The annuity deposits recognized in the fourth quarter of 2003 were the result of business written prior to the suspension of the new fixed annuity business.

Effective June 30, 2003, we temporarily suspended the sale of all new fixed annuity business. We made this decision in consideration of the difficulty we had in finding suitable investment vehicles in terms of duration and quality to fit our asset-liability matching needs, which had resulted in the accumulation of significant amounts of cash. While this accumulation improved our liquidity, it also resulted in negative spreads on new business.

As a result of the improving investment environment, the life segment re-entered the fixed annuity marketplace in most of its licensed states effective January 1, 2004.

“Despite the six-month annuity suspension, our life segment’s fourth quarter results were very strong, which was primarily a result of the improvement in realized investment gains,” said Rife. “We were pleased to announce our re-entry into the fixed annuity marketplace in most of our licensed states on January 1, 2004. The decision to suspend annuity sales was a difficult decision to make, but we remain convinced that it was the best decision in order for us to continue to meet the long-term needs of our agents and policyholders. We are very gratified by the understanding and support of our life insurance agents throughout the annuity suspension – our agents are the cornerstone of our success. Even though we resumed the writing of fixed annuity business, in 2004, we expect to continue to encounter fixed annuity sales challenges based upon the present interest rate environment.”

Life Insurance Financial Results:

	Three Months Ended December 31,		Twelve Months Ended December 31,
(In thousands)	2003	2002	2003	2002
Revenues
Net premiums written	$7,772	$6,747	$30,100	$28,478

Net premiums earned	$7,206	$6,711	$29,629	$27,873
Investment income, net	20,255	20,425	81,214	77,809
Realized investment gains (losses)	585	(2,627)	(2,974)	(12,166)
Other income	47	23	135	109

Total Revenues	28,093	24,532	108,004	93,625

Benefits, Losses and Expenses
Losses and settlement expenses	3,238	3,147	17,109	15,959
Increase in liability for future policy benefits	1,944	1,236	7,318	5,708
Amortization of deferred policy acquisition costs	702	1,625	8,453	8,905
Other underwriting expenses	1,466	1,539	5,713	6,116
Interest on policyholders’ accounts	14,226	13,272	56,459	51,735

Total Benefits, Losses and Expenses	21,576	20,819	95,052	88,423

Income before income taxes	6,517	3,713	12,952	5,202

Federal income taxes	2,079	1,345	4,395	1,889

Net income	$4,438	$2,368	$8,557	$3,313

Financial condition and supplementary financial information

At December 31, 2003, our consolidated total assets were $2.4 billion, compared to $2.2 billion at December 31, 2002. Stockholders’ equity at December 31, 2003 was $373.9 million, with a book value of $37.23 per share, versus stockholders’ equity of $290.4 million, with a book value of $28.94 per share, as of December 31, 2002.

Stockholders’ equity included $90.6 million of after-tax net unrealized investment gains as of December 31, 2003, compared to $52.7 million of after-tax net unrealized investment gains as of December 31, 2002.

Financial Condition:

(In thousands, except per share data)	December 31, 2003	December 31, 2002
Total assets	$2,405,155	$2,159,475
Total stockholders’ equity	373,926	290,433
Common stockholders’ equity (book value) per share	37.23	28.94
Total cash & investments	2,097,163	1,858,928

Supplementary Financial Analysts’ Data:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
GAAP combined ratio:
Loss ratio	61.88%	76.72%	62.44%	71.91%
Expense ratio	30.53%	31.22%	29.13%	29.89%

Combined ratio	92.41%	107.94%	91.57%	101.80%
Combined ratio (without catastrophes)	91.82%	99.40%	87.52%	97.18%

Statutory combined ratio:
Loss ratio	61.88%	75.59%	62.44%	71.91%
Expense ratio	33.59%	32.04%	30.61%	29.98%

Combined ratio	95.47%	107.63%	93.05%	101.89%
Combined ratio (without catastrophes)	94.88%	99.09%	89.00%	97.27%

United Fire & Casualty Company is a regional insurer, offering personal and commercial property and casualty insurance and life insurance. Its products are marketed principally through its regional offices in Cedar Rapids, Iowa (company headquarters); New Orleans, Louisiana; Denver, Colorado; and Galveston, Texas. For the eleventh consecutive year, United Fire & Casualty Company has been named to the Ward’s 50, a respected benchmark group of the industry’s top performing insurance companies.

For more information about United Fire & Casualty Company and its products and services, visit our Web site, www.unitedfiregroup.com.

Non-GAAP Financial Measures

We believe that investor understanding of our financial performance is enhanced by disclosure of certain non-GAAP financial measures. The non-GAAP financial measures we utilize in this release are net operating income, catastrophe losses, written premium and statutory combined ratio. Catastrophe loss, written premium and statutory combined ratio are statutory financial measures prepared in accordance with statutory accounting rules as prescribed by the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual. Net operating income is a key measure used by management and investors in monitoring the operating results of a company’s core business. Because our calculation of net operating income may differ from similar measures used by other companies, investors should be careful when comparing our net operating income to that of other companies.

Net operating income: The difference between net income (after providing for the dividend on the convertible preferred stock) and net operating income is the inclusion in net income of after-tax realized investment gains and losses. We utilize net operating income because we believe it is a useful measure of the underlying performance of our core business. Management and investors commonly evaluate operating earnings as an indicator of a company’s financial performance. This measure also is described as net income before after-tax realized investment gains and losses.

Quarter	Net Income (after preferred dividend)	After-tax Realized Losses (Gains)	Net Operating Income	Net Income/ Net Operating Income per share
2003	$15,460,000	$(916,000)	$14,544,000	$1.54 / $1.45
2002	1,855,000	1,747,000	3,602,000	0.18 / 0.36

Year to date
2003	$50,832,000	$1,099,000	$51,931,000	$5.06 / $5.17
2002	17,686,000	8,971,000	26,657,000	1.76 / 2.66

Net premiums written: Net premiums written is a statutory accounting measure representing the amount of premiums charged for policies issued during the period. Premiums are reflected as revenue as they are earned over the underlying policy period. Net premiums written applicable to the unexpired term of a policy are recorded as unearned premium. We evaluate net premiums written as a measure of business production for the period under review.

Quarter	Net Premiums Written	Net Change in Unearned Premium	Net Premiums Earned
2003	$113,842,000	$8,295,000	$122,137,000
2002	106,277,000	4,222,000	110,499,000

Year to date
2003	$480,583,000	$(15,988,000)	$464,595,000
2002	446,825,000	(29,539,000)	417,286,000

Catastrophe losses: A catastrophe loss is a single incident or series of closely related incidents causing severe insured losses. Catastrophes are by their nature unpredictable. The frequency and severity of catastrophic losses we experience in any year impacts our results of operations and financial position. In analyzing the underwriting performance of our property and casualty insurance segment, we evaluate performance both including and excluding catastrophe losses. We define catastrophes to include events that cause $25,000,000 or more in industry-wide direct insured losses to property and that affect a significant number of insureds and insurers. This is the same definition utilized by the Insurance Services Office, a supplier of property and casualty statistical data. At United Fire, we also include in our catastrophe totals those events we believe are, or will be, material to our operations, either in amount or in number of claims made.

Statutory combined ratio: The combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “net loss ratio”) and the underwriting expense ratio (the “expense ratio”). When prepared in accordance with accounting principles generally accepted in the United States, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums earned. When prepared in accordance with statutory accounting principles, the net loss ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing underwriting expenses by net premiums written.

Disclosure of forward-looking statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Such risks and uncertainties include the following: 1) the uncertainties of the loss reserving process; 2) the occurrence of catastrophic events or other insured or reinsured events with a frequency or severity exceeding our estimates; 3) the actual amount of new and renewal business; 4) the competitive environment in which we operate; 5) developments in global financial markets that could affect our investment portfolio and financing plans; 6) estimates of the financial statement impact due to regulatory actions; 7) uncertainties relating to government and regulatory policies; 8) legal developments; and 9) changing rates of inflation and other economic conditions. The words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “future,” “will be,” or “continue” and variations thereof and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.